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Exhibit 99.5

November 6, 2019
Proteon Therapeutics, Inc.
200 West Street
Waltham, MA 02451

Consent to Reference in Registration Statement

        Proteon Therapeutics, Inc. (the "Company") has filed a Registration Statement on Form S-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), as of the date hereof. In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to the reference to me in the proxy statement/prospectus/information statement included in such registration statement as a future member of the board of directors of the Company.

Sincerely,

/s/ LUKE BESHAR Name: Luke Beshar

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  Exhibit 99.5
Consent to Reference in Registration Statement